Exhibit 10.4

DATE:	August 20, 2013
TO:	Spansion LLC and Spansion Inc.
ATTENTION:	Chief Financial Officer
TELEPHONE:	408-616-3682
FACSIMILE:	408-616-6659
FROM:	WELLS FARGO SECURITIES, LLC (“Agent”)
solely as agent of Wells Fargo Bank, National Association (“Dealer”)
375 Park Avenue
New York, NY 10152
Attn: Derivatives Structuring Group
Telephone: 212-214-6101
Facsimile: 212-214-5913
SUBJECT:	Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among Wells Fargo Bank, National Association (“Dealer”), through its agent Wells Fargo Securities, LLC (“Agent”), Spansion LLC (“Counterparty”) and Spansion Inc. (“Parent”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction. Dealer is not a member of the Securities Investor Protection Corporation.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August 20, 2013 (the “Offering Memorandum”) relating to the 2.00% Exchangeable Senior Notes due September 1, 2020 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD 150,000,000 (as increased by up to an aggregate principal amount of USD 22,500,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated August 26, 2013 among Counterparty, Parent and Spansion Technology LLC, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation (other than any amendment pursuant to Section 9.01(h) of the Indenture) unless the parties agree otherwise in writing. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement among Dealer, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer, Counterparty and Parent had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	August 20, 2013

Effective Date:	The Premium Payment Date

Option Style:	“Modified American”, as described opposite the caption “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The Class A common stock of Parent, par value USD 0.001 per share (Exchange symbol “CODE”)

Number of Options:	150,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	25%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 72.0929

Strike Price:	USD 13.8710

Cap Price:	USD 18.14

Premium:	USD 3,843,750.00

Premium Payment Date:	The closing date for the initial issuance of Exchangeable Notes

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 10.03 and Section 10.04(n) of the Indenture

Procedures for Exercise.

Exchange Date:	With respect to any exchange of an Exchangeable Note (other than any exchange of Exchangeable Notes with an Exchange Date occurring prior to the Free Exchangeability Date (any such exchange, an “Early Exchange”), which exchange shall be subject to the provisions set forth in Section 9(j)(i)), the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section 10.02(a) of the Indenture.

Free Exchangeability Date:	June 1, 2020

Expiration Time:	The Valuation Time

Expiration Date:	September 1, 2020

Multiple Exercise:	Applicable, as described opposite the caption “Automatic Exercise” below

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date occurring on or after the Free Exchangeability Date, in respect of which an “Exchange Notice” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging Holder, a number of Options equal to the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred, shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the aggregate number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or opposite the caption “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing on or prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date of the number of such Options; provided that, notwithstanding the provisions opposite the caption “Relevant Settlement Method” below, the Settlement Method for such Options will not be a Relevant Settlement Method other than Net Share Settlement unless Counterparty shall have provided Dealer with a separate written notice (the “Notice of Final Settlement Method”) on or prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Free Exchangeability Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Exchangeable Notes is not “Settlement in Shares” or “Settlement in Cash” (each as defined below), the fixed amount of cash per Exchangeable Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Exchangeable Notes (the “Specified Cash Amount”). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Exchangeable Notes. For the avoidance of doubt, if the relevant Exchange Date for any Exchangeable Notes occurs prior to the Free Exchangeability Date, no Options shall be subject to exercise in connection with such Early Exchange, and such exchange shall be subject to the provisions set forth in Section 9(j)(i).

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note (A) entirely in Shares pursuant to Section 10.02(b)(i) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note in a combination of cash and Shares pursuant to Section 10.02(b)(iii) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note entirely in cash pursuant to Section 10.02(b)(ii) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option, divided by the Applicable Limit Price on the Settlement Date for such Option.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount, minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option, multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, minus (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage, multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page CODE <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CODE <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the primary trading session of the Exchange on such Valid Day (or, if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option, the 50 consecutive Valid Days commencing on, and including, the 52nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the last Valid Day of the Settlement Averaging Period.

Settlement Currency:	USD

	Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

	Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Parent’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

	Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions (which shall not apply for the purposes of the Transaction, except to the extent provided in Section 9(z)), a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Exchange Rate” or to any “Closing Sale Price,” “VWAP,” “Daily Exchange Value” or “Daily Settlement Amount” (each such term as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any distribution delivered by Counterparty pursuant to the third paragraph of Section 10.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the third paragraph of Section 10.04(d) of the Indenture (collectively, the “Exchange Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Exchange Rate Adjustment Fallback Provisions.

	Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (which shall not apply for the purposes of the Transaction, except to the extent provided in Section 9(z)), upon any Potential Adjustment Event, the Calculation Agent shall make (i) an adjustment to the Strike Price and the Option Entitlement to the extent an analogous adjustment is made (or is deemed to be made pursuant to the second proviso below) under the Indenture and (ii) a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (i) above; provided that in no event shall the Cap Price be less than the Strike Price;

provided that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 10.04(q) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine, in good faith and in a commercially reasonable manner, the adjustment that it would have made under, and in accordance with, the relevant terms of the Indenture for purposes of an analogous adjustment to (x) the Strike Price and/or the Option Entitlement pursuant to clause (i) under this “Method of Adjustment” provision or (y) the nature of the Shares (in the case of a Merger Event), the Strike Price and/or the Option Entitlement pursuant to the provisions opposite the caption “Consequence of Merger Events/Tender Offers” below.

Dilution Adjustment Provisions:	Section 10.04 (a), (b), (c), (d), (e) and Section 10.04(q) of the Indenture

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions (which shall not apply for the purposes of the Transaction, except to the extent provided in Section 9(z)), a “Merger Event” means the occurrence of any event or condition set forth in clauses (a) through (d) of Section 10.05 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions (which shall not apply for the purposes of the Transaction, except to the extent provided in Section 9(z)), a “Tender Offer” means the occurrence of any event or condition set forth in Section 10.04(e) of the Indenture.

Consequence of Merger Events/
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions (which shall not apply for the purposes of the Transaction, except to the extent provided in Section 9(z)), upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make an adjustment to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price and the Option Entitlement (but, in each case, without duplication of any adjustment made pursuant to the provisions opposite the caption “Method of Adjustment” above in respect of the event or condition giving rise to such Merger Event or Tender Offer and without duplication of any other adjustment made under this Confirmation, the Equity Definitions or the Agreement) to the extent an analogous adjustment is made (or is deemed to be made pursuant to the second proviso opposite the caption “Method of Adjustment” above) under the Indenture; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to any Excluded Provision;

provided that, with respect to a Merger Event, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election; and

provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange.

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event (as defined in the Equity Definitions and, for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest to occur of the date on which the transaction described in any Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued or otherwise terminated or the Exercise Date, Early Termination Date or other date of cancellation or termination in respect of any Option (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on such Option of the Announcement Event, if any (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, stock loan rate or liquidity relevant to the Shares or the Transaction during the period from the Announcement Event to the Announcement Event Adjustment Date); provided that, for the avoidance of doubt (x) in no event shall the modification or amendment of the terms of a transaction described in an Announcement Event constitute a new, additional or different Announcement Event hereunder and (y) the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Date with respect to such transaction. If the Calculation Agent determines that such cumulative economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent shall make such adjustment to the Cap Price (but, for the avoidance of doubt, to none of the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms for the Transaction) as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Option, as the case may be; provided that in no event shall the Cap Price be less than the Strike Price.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof, (iii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”

and (v) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used good faith efforts to avoid such increased cost on terms reasonably acceptable to such party, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, or any increase in margin or capital requirements), as reasonably determined by such party, in doing so, (ii) such party would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii) such party would not suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) such party would not incur any material operational or administrative burden in doing so and (v) such party would not, in doing so, be required to take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer or an affiliate of Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

	Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line thereof.

Acknowledgments:

	Non-Reliance:	Applicable

Agreements and Acknowledgments

	Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

5.	Account Details.

(a)	Account for payments to Counterparty: To Be Advised.

Account for delivery of Shares to Counterparty: To Be Advised.

(b)	Account for payments to Dealer:

Wells Fargo Bank, N.A.

ABA 121-000-248

Internal Acct No. 01020304464228

A/C Name: WFB Equity Derivatives

DTC Number:     2072

Agent ID:            52196

Institution ID:     52196

Account for delivery of Shares from Dealer: To Be Advised.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: Charlotte

7.	Notices.

(a)	Address for notices or communications to Counterparty and Parent:

Spansion LLC

915 DeGuigne Drive

Sunnyvale, CA 94088

Attention:             Chief Financial Officer

Telephone No.:    408-616-3682

Facsimile No.:     408-616-6659

and

Spansion Inc.

915 DeGuigne Drive

Sunnyvale, CA 94088

Attention:            Chief Financial Officer

Telephone No.:    408-616-3682

Facsimile No.:     408-616-6659

(b)	Address for notices or communications to Dealer:

Wells Fargo Securities, LLC

375 Park Avenue, 4th Floor

MAC J0127-041

New York, NY 10152

Attention: Derivatives Structuring Group

Telephone No.: 212-214-6101

Facsimile No.: 212-214-5913

With a copy to CorpEqDerivSales@wellsfargo.com

Trader’s Contact Information:

Mark Kohn or Head Trader

Telephone: 212-214-6089

Facsimile: 212-214-8914

8.	Representations and Warranties of Counterparty and Parent.

Each of the representations and warranties of Counterparty and Parent set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of August 20, 2013 among Counterparty, Parent and Spansion Technology LLC, as guarantors, and Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Jefferies LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Each of Counterparty and Parent hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Each of Counterparty and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on such party’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of either of Counterparty or Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Parent’s Form 10-K for the year ended December 30, 2012 (as updated by any subsequent filings) to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or to which Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d)	Neither Counterparty nor Parent is and, after consummation of the transactions contemplated hereby, neither Counterparty nor Parent will be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”), other than a person that is an eligible contract participant under Section 1a(18)(C) of the CEA). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(f)	None of Counterparty, Parent nor their respective affiliates is, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(g)	Each of Counterparty and Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(h)	Each of Counterparty and Parent is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(i)	The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(j)	Neither Counterparty nor Parent is as of the Trade Date, and neither Counterparty nor Parent shall be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)). Each of Counterparty and Parent would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(k)	Each of Counterparty and Parent shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, that, notwithstanding the foregoing, neither Counterparty nor Parent shall be obligated to provide such a notice if such party reasonably believes in good faith that it would conflict with or result in a breach of any applicable law, rule, regulation or regulatory order or any confidentiality agreement or other contractual restriction applicable to Counterparty, Parent or such event; provided, further, that should Counterparty or Parent be in possession of material non-public information with respect to Counterparty, Parent or the Shares, Counterparty or Parent, as applicable, shall not communicate such information to Dealer.

(l)	Each of Counterparty and Parent has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(m)	Each of Counterparty’s and Parent’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(n)	Each of Counterparty’s and Parent’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and each of Counterparty and Parent is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(o)	Each of Counterparty and Parent understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(p)	Each of Counterparty’s and Parent’s filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), as of the Trade Date, do not contain any untrue statement of material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(q)	Each of Counterparty and Parent understands, agrees and acknowledges that no obligations of Dealer to Counterparty or Parent, as applicable, hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(r)	Without limiting the generality of Section 13.1 of the Equity Definitions, each of Counterparty and Parent acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance.

(s)	(A) Each of Counterparty and Parent is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) neither Counterparty nor Parent is relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(t)	Neither Counterparty nor Parent has entered into any obligation that would contractually limit it from effecting settlement under the Transaction and each of Counterparty and Parent agrees not to enter into any such obligation during the term of the Transaction.

9.	Other Provisions.

(a)	Opinions. Counterparty and Parent shall deliver to Dealer one or more opinions of counsel, dated as of the Effective Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation; provided that, such opinion(s) of counsel may contain customary exceptions and qualifications, including, without limitation, excepts and qualifications relating to indemnification provisions. Delivery of such opinion(s) to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Parent shall, on any day on which Parent effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 54.08 million (in the case of the first such notice) or (ii) thereafter more than 3.66 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Parent’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other reasonable expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Parent’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Neither Counterparty nor Parent shall, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. (x) Each of Parent and each of its subsidiaries (A) is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Parent, other than a distribution meeting the requirements of the exception set forth in Rules 101(b) and 102(b) of Regulation M and (B) shall not, and Parent shall cause its subsidiaries not to, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution, and (y)(A) on each day during any Settlement Averaging Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Parent shall not, and Parent shall cause its subsidiaries not to, engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, until the second Exchange Business Day following the final Valid Day of the last Settlement Averaging Period.

(d)	No Manipulation. Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Neither Counterparty nor Parent may transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer.

(ii)

Dealer may, without Counterparty’s or Parent’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than the lesser of (a) Dealer’s credit rating at the time of such transfer or assignment and (b) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty, Parent and Dealer, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer (or its ultimate parent), or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by S&P, or A3 by Moody’s or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty, Parent and Dealer. If at any time at which (A) the Section 16 Percentage equals or exceeds 4.5% (B) the Option Equity Percentage exceeds 19.5% or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(n) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Parent that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(f)	Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which shall occur on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	the Relevant Settlement Method terms will apply with respect to the Transaction, except that the Shares due upon settlement will be allocated among the relevant Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved.]

(h)	Terms Relating to Agent.

(i)	Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA), is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Counterparty’s or Parent’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(ii)	In addition to acting as Dealer’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to Counterparty directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by Counterparty to the Agent shall be treated as a payment or delivery to Dealer.

(iii)	Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer, on the one hand, or the Counterparty and/or Parent, on the other hand, under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

Wells Fargo Securities, LLC

One Wells Fargo Center

301 South College Street, 7th floor

MAC D1053-070

Charlotte, NC 28202

Attn: Equity Derivatives/Kyle Saunders

DerivativeSupportOperations@WellsFargo.com

(iv)	The Agent shall have no responsibility or liability to Dealer or the Counterparty or Parent for or arising from (x) any failure by either Dealer or the Counterparty or Parent to perform any of their respective obligations under or in connection with this Transaction, (y) the collection or enforcement of any such obligations, or (z) the exercise of any of the rights and remedies of either Dealer or the Counterparty or Parent under or in connection with this Transaction. Each of Dealer and the Counterparty and Parent agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.

(v)	Upon written request, the Agent will furnish to Dealer and the Counterparty and/or Parent the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

(i)	[Reserved.]

(j)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Exchange in respect of which an “Exchange Notice” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging Holder:

(A)	Counterparty shall, within three Scheduled Trading Days of the Exchange Date for such Early Exchange, provide written notice (an “Early Exchange Notice”) to Dealer specifying the number of Exchangeable Notes surrendered for exchange on such Exchange Date (such Exchangeable Notes, the “Affected Exchangeable Notes”), and the giving of such Early Exchange Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)	upon receipt of any such Early Exchange Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the Exchange Date for such Early Exchange) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Exchangeable Notes and (y) the Number of Options as of the Exchange Date for such Early Exchange;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction;

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Exchange Date for such Early Exchange, the Number of Options shall be reduced by the Affected Number of Options.

(ii)	Notwithstanding anything to the contrary in this Confirmation, if an event of default occurs under the terms of the Exchangeable Notes as set forth in Section 6.01 of the Indenture that results in an acceleration of the Exchangeable Notes pursuant to the terms of the Indenture, then an Additional Termination Event shall occur and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall designate an Exchange Business Day as an Early Termination Date pursuant to Section 6(b) of the Agreement (which Exchange Business Day shall be on or as promptly as reasonable practicable after the occurrence of such acceleration).

(iii)	Notwithstanding anything to the contrary in this Confirmation, upon any Repurchase Event (as defined below):

(A)	Counterparty shall, within five Scheduled Trading Days of the date of such Repurchase Event, provide written notice (a “Repurchase Notice”) to Dealer specifying the number of Exchangeable Notes subject to such Repurchase Event (such Exchangeable Notes, the “Repurchased Exchangeable Notes”), and the giving of such Repurchase Notice shall constitute an Additional Termination Event as provided in this clause (iii);

(B)	upon receipt of any such Repurchase Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Relevant Number of Options”) equal to the lesser of (x) the number of Repurchased Exchangeable Notes and (y) the Number of Options as of the date of such Early Repurchase;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Relevant Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction;

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Repurchase Event and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the date of such Repurchase Event, the Number of Options shall be reduced by the Relevant Number of Options.

(F)	“Repurchase Event” means, subject to the immediately succeeding sentence, that (i) any Exchangeable Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty, Parent, any other guarantor under the Exchangeable Notes or any of their subsidiaries, (ii) any Exchangeable Notes are delivered to Counterparty, Parent, any other guarantor under the Exchangeable Notes or any of their subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (for any reason other than as a result of an acceleration of the Exchangeable Notes that results in an Additional Termination Event pursuant to the immediately preceding Section 9(j)(ii)), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty, Parent, any other guarantor under the Exchangeable Notes or any of their subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any exchange of Exchangeable Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(k)	Rule 10b-18.

(i)	During any Settlement Averaging Period, none of Counterparty, Parent nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that, this clause (i) shall not apply to any purchase that does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

(ii)

Each of Counterparty and Parent agrees that it (A) will not, during any Settlement Averaging Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) its average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by such party to Dealer that such information is true and correct. In addition, Counterparty and/or Parent shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(l)	Amendments to Equity Definitions.

(i)	Solely for purposes of Section 9(z) hereof, Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that may have a material”; and adding the phrase “or the Options” at the end of the sentence.

(ii)	Solely for purposes of Section 9(z) hereof, Section 11.2(a) of the Equity Definitions is hereby amended by (x) replacing the words “an event” with the words “a Potential Adjustment Event”, (y) deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and (z) adding the phrase “or Options” at the end of the sentence.

(iii)	Solely for purposes of Section 9(z) hereof, Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or Options” after the words “the relevant Shares” in the same sentence, (y) replacing the words “diluting or concentrative” with “material” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares).”

(iv)	Solely for purposes of Section 9(z) hereof, Section 12.2(e) of the Equity Definitions shall be amended by (x) deleting the phrase “either (i)” in the second line thereof and (y) deleting clause (ii) thereof in its entirety.

(v)	Solely for purposes of Section 9(z) hereof, Section 12.3(d) of the Equity Definitions shall be amended by (x) deleting the phrase “either (i)” in the second line thereof and (y) deleting clause (ii) thereof in its entirety.

(vi)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(m)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of neither Counterparty nor Parent hereunder are secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(n)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount (a “Payment Obligation”) is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (in each case, other than (x) a Nationalization,

Insolvency or Merger Event, in each case, as a result of which the Shares have changed into cash or (y) an Event of Default in respect of which Counterparty is the Defaulting Party or a Termination Event in respect of which Counterparty is the Affected Party, other than (I) an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case, that resulted from an event or events outside of Counterparty’s control, (II) pursuant to Section 9(j)(i) in respect of an Early Exchange or (III) pursuant to Section 9(j)(iii) in respect of a Repurchase Event), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such an election, in which case Sections 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If the Share Termination Alternative applies, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant Merger Date, Announcement Date, Early Termination Date or date of cancellation, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Sections 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

	Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

	Failure to Deliver:	Applicable

	Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(o)	Registration. Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” within the meaning of Rule 144 under the Securities Act (any such Shares, the “Hedge Shares”), cannot be sold in the public market by Dealer without registration under the Securities Act, Parent shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement substantially similar to underwriting agreements customary for registered secondary offerings of a substantially similar size, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering, (B) use its reasonable best efforts to provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Parent reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Parent customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Parent, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer.

(p)	Notice of Certain Other Events. Each of Counterparty and Parent covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty and/or Parent shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the Exchangeable Notes in connection with any Potential Adjustment Event (other than a stock split, a reverse stock split or a similar transaction), Merger Event or Tender Offer, Counterparty and/or Parent shall give Dealer written notice of the details of such adjustment.

(q)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each of Counterparty and Parent and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either of Counterparty or Parent relating to such tax treatment and tax structure.

(r)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer determines, in its good faith and reasonable discretion (and based on advice of counsel in the case of the immediately following clause (ii)) that such action is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that, no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 50 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(s)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against either of Counterparty or Parent with respect to the Transaction that are senior to the claims of common stockholders of Counterparty or Parent, as applicable, in any United States bankruptcy proceedings of Counterparty or Parent, as applicable; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by either of Counterparty or Parent, as applicable, of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(u)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(v)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(w)	Agreements and Acknowledgements Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Parent shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty or Parent.

(x)	Early Unwind. In the event the sale of the “Firm Notes” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or either Counterparty or Parent fails to deliver to Dealer opinion(s) of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other parties from and agrees not to make any claim against any other party with respect to any obligations or liabilities of any other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Counterparty and Parent represents and acknowledges to the other parties that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(y)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(z)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price as provided in this Section 9(z), the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(l)(i)-(iii)), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Parent or Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions (as amended by Section 9(l)(i)-(iii)), the Calculation Agent shall, in its commercially reasonable discretion but without duplication of any adjustment to the Cap Price pursuant to any other provision in this Confirmation, the Equity Definitions or the Agreement (including, without limitation, the provisions opposite the caption “Announcement Event” above), adjust the Cap Price (but, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, none of the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms for the Transaction) as though (i) in the case of such a Potential Adjustment Event, “Calculation Agent Adjustment” were the Method of Adjustment with respect to such Potential Adjustment Event, (ii) in the case of such a Merger Date, “Modified Calculation Agent Adjustment” were the “Consequence of Merger Event” with respect to the related Merger Event and (iii) in the case of such a Tender Offer Date, “Modified Calculation Agent Adjustment” were the “Consequence of Tender Offer” with respect to the related Tender Offer; provided that in no event shall the Cap Price be less than the Strike Price.

(aa)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Each of Counterparty and Parent hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning it to us by facsimile at 212-214-5913 (Attention: Derivatives Structuring Group).

Very truly yours,
WELLS FARGO SECURITIES, LLC, acting solely in its capacity as Agent of Wells Fargo Bank, National Association

By:	/s/ Michael Collins
Name:	Michael Collins
Title:	Managing Director
WELLS FARGO BANK, NATIONAL ASSOCIATION, By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Michael Collins
Name:	Michael Collins
Title:	Managing Director

Accepted and confirmed as of the Trade Date: Spansion LLC

By:	/s/ Randy Furr
Authorized Signatory
Name:	Randy Furr
Spansion Inc.

By:	/s/ Randy Furr
Authorized Signatory
Name:	Randy Furr